Exhibit 99.1

Contact: Whirlpool Corporation

Media: Christopher Wyse, 269/923-3417

Christopher.Wyse@Whirlpool.com

Financial: Larry Venturelli, 269/923-4678

Larry.Venturelli@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS RECORD RESULTS

Annual Revenues Increase to $14.3 Billion

Earnings Improve to $6.19 Per Share

BENTON HARBOR, MICH., FEBRUARY 2, 2006—Whirlpool Corporation (NYSE: WHR) today announced record fourth-quarter 2005 net earnings of $126 million, or $1.83 per diluted share, compared to $97 million, or $1.44 per diluted share, in the same period last year. The company also reported record full-year 2005 net earnings of $422 million, or $6.19 per diluted share, compared to $406 million, or $5.90 per diluted share last year.

Fourth-quarter net sales increased 9 percent from the prior-year period to $4 billion. Excluding currency translations, net sales increased by approximately 8 percent. For the full year, net sales increased $1.1 billion, or 8 percent to $14.3 billion. Excluding currency translations, net sales increased approximately 6 percent. Both fourth quarter and annual net sales represented records for the company.

“Overall, 2005 was a challenging operating environment where we faced all-time high levels of material and oil-related costs. Our global business responded well to this environment and enabled us to deliver a record year of results for our shareholders,” said Jeff M. Fettig, Whirlpool’s chairman and chief executive officer. “These results were driven by very positive consumer demand for our new product innovations, strong sales performance, disciplined cost controls and overall outstanding execution by our people around the world.”

During the fourth quarter, net earnings increased 30 percent and operating profit margins expanded by one point. These results were positively impacted by productivity, cost-based price adjustments, volume growth, tax credits and a lower effective tax rate. Results were negatively impacted by higher incentive compensation, material and oil-related cost increases, higher restructuring costs and increased reserves for litigation.

Material and oil-related costs increased by approximately $55 million in the fourth quarter and $535 million for the year.

“We are pleased with our 2005 financial performance, as well as the significant progress made to strengthen our company’s competitiveness for the future,” added Fettig. “Our business is well positioned entering 2006 as we will launch the largest number of new products-to-market in the company’s history. Our innovation pipeline continues to grow, consumer and trade response has been strong, and we continue to execute our strategy of delivering consumer-relevant innovation to our customers worldwide.”

Cash provided by operating activities for the year was $881 million and enabled the company to reduce overall debt levels from $1.4 billion to $1.2 billion during the year. Free cash flow was $412 million. (See the reconciliation table below for a comparison of cash provided by operating activities to free cash flow).

NEW INNOVATION AND AWARDS

Whirlpool announced the company’s largest number of new product innovation launches ever with the 2006 rollout of several new products:

•	The Whirlpool brand’s revolutionary new CabrioTM washer-and-dryer design offers a 4.5 cu. ft. capacity in a top-load design, handles the equivalent of three laundry baskets in a single load, and significantly reduces dry time through a combination of the washer’s ultra-fast spin speed and the dryer’s AccelerCareTM system. The CabrioTM saves more than half the energy and water used by conventional top-load washers. The Cabrio system will be available in July 2006.
•	Whirlpool brand Duet SportTM and Duet SportTM HT models are smaller versions of the popular Duet® front-load pair, with a six-point suspension to reduce vibration and noise. Like the Duet pair, they use less than half the water and energy of conventional top-loaders. The Duet SportTM model will be available in March 2006 and the Duet SportTM HT model, with a super-capacity washer drum and high-temperature “sanitary cycle,” will be available in May 2006.
•	Whirlpool brand “classic” top-load washer and dryer have been re-designed with new technology to simplify cycle selections and ensure optimal wash temperature, and with built-in sensors to monitor wash water. The dryer’s AccelerCareTM system dries clothes as fast as the washer cleans them. The “classic” pair will be available in May 2006.
•	Whirlpool brand also launched the Whirlpool Gold® VelosTM SpeedCook oven. The SpeedCook oven delivers four ways to cook in a single appliance, combining the capacity and performance of an oven with the speed of a microwave.
•	KitchenAid brand launched the Dual Fuel Convection Range with Steam-Assist, which provides steam during cooking to help create everything from crusty French breads and succulent roasts to perfectly cooked fish.
•	Whirlpool Europe launched the Blue Touch front-loading washing machine, which features a new full-height control panel with a central push button control area and LCD technology for full feedback. The Blue Touch model was named the United Kingdom’s Fabric Care Product of the Year 2006 by Get Connected Magazine.

The Whirlpool® Fabric Freshener, which relaxes wrinkles and removes odors from fabrics in about 30 minutes, received a “Good Buy” award from Good Housekeeping, one of the largest and most trusted consumer magazines.

Whirlpool Latin America was listed in the Carta Capital Magazine ranking of “The most admired (companies) in Brazil 2005” in the home appliances segment.

KitchenAid brand was ranked “Highest in Customer Satisfaction with Dishwashers and Ranges, Cooktops and Ovens(a)” by J.D. Power and Associates 2005 Major Home Appliances Study.SM

FOURTH-QUARTER REGIONAL REVIEW

Whirlpool North America delivered record fourth-quarter and total year unit shipments and revenue. Fourth-quarter revenue of $2.4 billion increased 12 percent from the prior-year period led by strong demand for the company’s branded product innovation. Industry shipments of major appliances (T-7) were up approximately 5 percent during the fourth quarter. For the year, the company’s unit shipments of major appliances approximated industry shipments, which grew by 2 percent.

Operating profit of $226 million improved 36 percent during the quarter and operating margins improved 1.6 points to 9.2 percent. Higher material and oil-related costs were offset by the combination of cost-based price adjustments, controllable productivity improvements and reductions in general and administrative expenses.

Based on current economic conditions, the company expects 2006 industry shipments to increase approximately 2-to-3 percent.

Whirlpool Europe’s fourth-quarter revenue of $849 million declined 5 percent from the prior-year period. In local currency, sales increased approximately 2 percent. Annual revenue increased to a record $3.2 billion.

Year-over-year unit shipments exceeded industry demand during the quarter, primarily due to strong Whirlpool brand performance and continued growth in the company’s built-in business. Overall industry volume is estimated to have been flat-to-down 1 percent during the quarter. For the year, industry volume is estimated to have declined between 1-to-2 percent.

Operating profit of $46 million declined 12 percent for the quarter. Excluding the impact of currency, operating profit declined approximately 2 percent from the prior-year period. Results were positively impacted by higher volumes, productivity improvements and a $12 million gain on an asset sale, and negatively impacted by higher incentive compensation and unfavorable currency.

Based on current economic conditions, the company expects 2006 industry unit shipments to increase approximately 1-to-2 percent.

Whirlpool Latin America’s sales of $580 million increased 22 percent from the prior-year period. Excluding currency translations, sales increased approximately 8 percent. Appliance industry unit shipments are estimated to have increased 1 percent during the quarter and 2 percent for the year.

Operating profit of $56 million improved significantly during the quarter. Fourth quarter results included $23 million of regional incentives. Excluding the incentives, operating profit more than tripled, as cost-based price adjustments and significant cost reductions more than offset higher incentive compensation.

Based on the current consumer interest-rate environment and macro-economic conditions in Brazil, the company anticipates industry unit shipments to increase 6-to-8 percent during 2006.

Whirlpool Asia’s fourth-quarter sales increased 6 percent from last year’s results, primarily due to the positive impact from new product introductions and an improved product mix. Currency did not have a material impact on sales during the quarter. Operating profit improved significantly within India, the region’s largest market during the quarter, reflecting the success of new product introductions, cost controls, and an improved product mix. Overall, regional operating profit declined during the quarter, primarily due to a favorable contingent liability adjustment included in the prior year and higher material costs across the region. For the year, operating profit improved 10 percent.

Based on current economic conditions, full-year 2006 industry unit shipments are expected to increase 5-to-7 percent.

Outlook

“We are entering 2006 with strong business momentum, a proven global strategy, a cadence of new product innovation and a strong balance sheet. We expect our positive earnings momentum to continue during 2006, and our organization is well prepared for the challenges and opportunities we expect to see in the current year,” said Fettig. “New product introductions, productivity improvements and strong cost controls are expected to more than offset continued increases in the material and oil-related cost environment.”

“Given this environment, we are projecting our 2006 full year earnings-per-share to be in the $7.00-to-$7.25 per diluted share range without taking into account any effects of the proposed merger with Maytag.”

Maytag

On December 22, 2005, Maytag shareholders approved the proposed merger with Whirlpool. Completion of the proposed merger remains subject to regulatory clearance.

In order to facilitate the Antitrust Division of the Department of Justice review, Whirlpool and Maytag have agreed not to close the proposed merger before February 27, 2006, without the Antitrust Division’s concurrence, although the Antitrust Division may request additional time for review. Whirlpool and Maytag are working closely with the Department of Justice, and continue to cooperate fully with its investigation and respond promptly to its inquiries.

“We remain on track with our acquisition plans and continue to expect to close as early as the first quarter of 2006. We believe that the combination will create substantial benefits for consumers, trade customers and our shareholders,” said Fettig. “This transaction will translate into better products, quality and service, as well as other efficiencies that will allow us to offer a more competitive, wider range of products to a much broader consumer base.”

(a) Study was based on 7,574 new-home buyers who recently purchased new kitchen appliances that were either included in the new home or purchased from a retailer.

The table below reconciles cash provided by operating activities determined in accordance with accounting principles generally accepted in the United States (GAAP) to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations. As defined by the company, free cash flow is cash provided by operating activities after capital expenditures, proceeds from the sale of business/assets and dividends paid. The following is a reconciliation of the most comparable GAAP measure to free cash flow.

(millions of dollars)
	Year Ended Dec. 31 2005	Year Ended Dec. 31 2004
Cash provided by operating activities	$881	$794
Capital expenditures	(494)	(511)
Proceeds from sale of business/assets	141	74
Dividends paid	(116)	(116)

Free cash flow	$412	$241

Additional operating segment information is available in the “Investors” section of www.whirlpoolcorp.com. At 10:00 a.m. (EST) Thursday, February 2, 2006, the company will host a conference call, which can be heard by visiting www.whirlpoolcorp.com and clicking on the “Investors” button and then the “Conference Call Audio” menu item.

*T-7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Corporation is a global manufacturer and marketer of major home appliances, with annual sales of over $14 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

Whirlpool Additional information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, statements regarding expected earnings per share for 2006, as well as expectations as to the closing of the proposed merger with Maytag Corporation. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 15% of Whirlpool’s 2005 consolidated net sales of $14 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) demand for Whirlpool’s products, including the strength of the U.S. building industry and the level of interest rates; (4) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (5) fluctuations in the cost of key materials (including steel, oil, plastic resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (6) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (7) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and post-retirement benefit plans; (8) the cost of compliance with environmental and health and safety regulation, including new regulations in Europe regarding appliance disposal; (9) potential exposure to product liability claims, including the outcome of Whirlpool’s previously-announced investigation of a supplier-related quality and potential product safety problem that may affect up to 3.5 million appliances manufactured between 2000 and 2002; (10) the impact of labor relations; (11) Whirlpool’s ability to obtain and protect intellectual property rights; (12) the ability of Whirlpool to manage foreign currency and its effective tax rate; (13) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic markets, including uncertainty and disruptions arising from natural disasters, including possible effects of recent U.S. hurricanes, or terrorist activities; and (14) risks associated with operations outside the U.S. Other such factors relate to Whirlpool’s pending merger with Maytag Corporation, including (1) the ability of Whirlpool and Maytag to satisfy the remaining conditions to closing (including regulatory approval) and the costs and consequences of not closing; (2) the effect on Maytag’s business of the pending transaction; and (3) in the event the merger is completed, Whirlpool’s ability to integrate the business of Maytag on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs. Additional information concerning these factors can be found in Whirlpool’s filings with the Securities and Exchange Commission, including the Registration Statement on Form S-4 (File No. 333-128686).

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WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

FOR THE PERIOD ENDED DECEMBER 31

(millions of dollars except per share data)

	Three Months Ended		Twelve Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	2005	2004	2005	2004
Net sales	$3,954	$3,632	$14,317	$13,220

EXPENSES:
Cost of products sold	3,094	2,895	11,269	10,358
Selling, general and administrative	610	565	2,199	2,089
Restructuring costs	31	9	57	15

	3,735	3,469	13,525	12,462

OPERATING PROFIT	219	163	792	758

OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(36)	4	(65)	(14)
Interest expense	(29)	(33)	(130)	(128)

EARNINGS BEFORE INCOME TAXES AND OTHER ITEMS	154	134	597	616

Income taxes	29	38	171	209

EARNINGS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	125	96	426	407

Equity in earnings (loss) of affiliated companies	—	1	1	(1)
Minority interests	1	—	(5)	—

NET EARNINGS	$126	$97	$422	$406

Per share of common stock:
Basic net earnings	$1.87	$1.46	$6.30	$6.02

Diluted net earnings	$1.83	$1.44	$6.19	$5.90

Dividends declared	$.43	$.43	$1.72	$1.72

Weighted-Average Shares Outstanding (in millions):

Basic	67.6	66.5	67.1	67.4

Diluted	68.9	67.7	68.3	68.9

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(millions of dollars)

	(Unaudited)
	December 31 2005	December 31 2004
ASSETS

CURRENT ASSETS
Cash and equivalents	$524	$243
Trade receivables, less allowances (2005: $76; 2004: $107)	2,081	2,032
Inventories	1,591	1,701
Prepaid expenses	95	74
Deferred income taxes	134	189
Other current assets	285	275

Total Current Assets	4,710	4,514

OTHER ASSETS
Investment in affiliated companies	28	16
Goodwill, net	169	168
Other intangibles, net	115	108
Deferred income taxes	472	323
Prepaid pension costs	—	329
Other assets	243	140

	1,027	1,084

PROPERTY, PLANT AND EQUIPMENT
Land	80	91
Buildings	1,033	1,073
Machinery and equipment	6,108	5,933
Accumulated depreciation	(4,710)	(4,514)

	2,511	2,583

Total Assets	$8,248	$8,181

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$131	$244
Accounts payable	2,330	2,297
Employee compensation	352	300
Deferred income taxes	61	57
Accrued expenses	880	811
Restructuring costs	19	13
Income taxes	18	110
Other current liabilities	145	146
Current maturities of long-term debt	365	7

Total Current Liabilities	4,301	3,985

OTHER LIABILITIES
Deferred income taxes	167	240
Pension benefits	467	367
Postemployment benefits	511	499
Other liabilities	220	256
Long-term debt	745	1,160

	2,110	2,522

MINORITY INTERESTS	92	68

STOCKHOLDERS’ EQUITY
Common stock, $1 par value:	92	90
Shares authorized- 250 million
Shares issued- 92 million (2005); 90 million (2004)
Shares outstanding- 68 million (2005); 67 million (2004)
Paid-in capital	863	737
Retained earnings	2,902	2,596
Accumulated other comprehensive income (loss)	(862)	(601)
Treasury stock - 24 million (2005); 23 million (2004)	(1,250)	(1,216)

Total Stockholders’ Equity	1,745	1,606

Total Liabilities and Stockholders’ Equity	$8,248	$8,181

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31

(millions of dollars)

	(Unaudited)
	2005	2004
OPERATING ACTIVITIES
Net earnings	$422	$406
Adjustments to reconcile net earnings to net cash flows provided by (used in) operating activities:
Equity in (earnings) losses of affiliated companies, less dividends received	(1)	1
Gain on disposition of assets	(39)	(7)
Gain on disposition of business	(9)	—
Depreciation and amortization	442	445
Changes in assets and liabilities:
Trade receivables	(173)	(16)
Inventories	37	(266)
Accounts payable	87	253
Restructuring charges, net of cash paid	8	(33)
Taxes deferred and payable, net	(105)	(18)
Accrued pension	47	6
Other - net	165	23

Cash Provided By Operating Activities	$881	$794

INVESTING ACTIVITIES
Capital expenditures	$(494)	$(511)
Proceeds from sale of assets	93	74
Proceeds from sale of business	48	—
Acquisitions of businesses, net of cash acquired	(77)	(2)

Cash Used For Investing Activities	$(430)	$(439)

FINANCING ACTIVITIES
Repayments of short-term borrowings, net	$(124)	$(37)
Repayments of long-term debt	(7)	(21)
Dividends paid	(116)	(116)
Purchase of treasury stock	(34)	(251)
Common stock issued under stock plans	102	64
Other	12	3

Cash Used For Financing Activities	$(167)	$(358)

Effect of Exchange Rate Changes on Cash and Equivalents	$(3)	$(3)

Increase (Decrease) in Cash and Equivalents	$281	$(6)
Cash and Equivalents at Beginning of Year	243	249

Cash and Equivalents at End of Year	$524	$243